Exhibit 2.2
Execution Copy
ORION ENERGY SYSTEMS, INC.
NOTE PURCHASE AGREEMENT
August 3, 2007

SCHEDULE 1	Investors
SCHEDULE 2	Key Employees

EXHIBIT A	Form of Convertible Note
EXHIBIT B	Form of Amended and Restated Investors’ Rights Agreement
EXHIBIT C	Form of Amended and Restated Offer and Co-Sale Agreement
EXHIBIT D	Form of Proprietary Information Agreement
EXHIBIT E	Form of Opinion of Foley & Lardner LLP
EXHIBIT F	Form of Lock-up Agreement

Schedule of Exceptions

ORION ENERGY SYSTEMS, INC.
NOTE PURCHASE AGREEMENT
     THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of the 3rd day of August, 2007, by and among Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), and the investors identified on the attached Schedule 1 (the “Investors”).
     In consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the parties agree as follows.
     1. Purchase and Sale of Note.
     1.1 Sale and Issuance of Subordinated Convertible Promissory Notes.
     (a) Prior to the Closing the Company shall authorize (i) the sale and issuance to each of the Investors of a Subordinated Convertible Promissory Note in the form attached hereto as Exhibit A (each a “Note” and together the “Notes”) in the amount set forth for such Investor on Schedule 1 (the “Purchase Price”) and (ii) the issuance of the shares of Common Stock to be issued upon conversion of the Notes (the “Conversion Shares”) (together, the Notes and the Conversion Shares are referred to as the “Securities”). The Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Company’s Amended and Restated Articles of Incorporation dated July 31, 2006 (the “Articles of Incorporation”).
     (b) Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to Investors at the Closing, the Notes for the Purchase Price.
     1.2 Closing. The purchase and sale of the Notes (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 A.M. (local time), on August 3, 2007, or at such other time and place as the Company and Investors agree upon orally or in writing (the “Closing Date”). At the Closing, the Company shall deliver to each Investor the duly executed Note that such Investor is purchasing against payment of the Purchase Price therefor by wire transfer to an account designated by Company prior to the Closing Date.
     1.3 Use of Proceeds. The Company will use the proceeds from the sale of the Notes for general corporate purposes, including additional working capital to support the expansion of the Company’s national account and electrical contractor customer relationships, manufacturing and distribution capabilities, research and development initiatives and sales and marketing force, and to enhance the Company’s liquidity and reduce dependence on obtaining additional debt financing.

     2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions (the “Schedule of Exceptions”) furnished to the Investors, specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:
     2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. Each of Great Lakes Energy Technologies, LLC, Clean Energy Solutions, LLC and Energy Capital Partners, LLC (collectively, the “Subsidiaries” and, together with the Company, the “Company Parties”) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of Wisconsin. Each of the Company Parties has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and to carry out the transactions contemplated by the Agreement and the Ancillary Agreements. Each of the Company Parties is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its assets, properties, financial condition, operating results, prospects or business as currently conducted and as proposed to be conducted by the Company Parties, taken as a whole (a “Material Adverse Effect”).
     2.2 Existing Capitalization and Voting Rights of the Company.
     (a) The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:
     (i) Preferred Stock. 20,000,000 shares of Cumulative Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which (i) 4,000,000 shares are designated Series B Preferred Stock (the “Series B Preferred Stock”), of which 2,989,830 are issued and outstanding, and (ii) 2,000,000 shares are designated Series C Senior Convertible Preferred Stock (the “Series C Preferred Stock”), of which 1,818,182 are issued and outstanding. The rights, privileges and preferences of the Series B Preferred Stock and Series C Preferred Stock are as stated in the Articles of Incorporation.
     (ii) Common Stock. 80,000,000 shares of Common Stock, no par value (the “Common Stock”), of which 12,086,237 shares are issued and outstanding.
     (b) The outstanding shares of Common Stock and Preferred Stock are owned by the shareholders of record and in the amounts specified in the Schedule of Exceptions.
     (c) The outstanding shares of Common Stock and Preferred Stock are duly and validly authorized and issued, fully paid and nonassessable except to the extent provided in Section 180.0622 of the Wisconsin Statutes (hereinafter,

“Nonassessable”), and were issued in accordance with the registration or qualification provisions of the applicable federal and state securities laws of the United States and any relevant state securities laws, or pursuant to valid exemptions therefrom.
     (d) Except for (i) the rights provided in Section 2.4 of that certain Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), (ii) an aggregate of 5,345,577 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted or to be granted pursuant to the Company’s 2003 Stock Option Plan and 2004 Equity Incentive Plan (the “Incentive Plans”), and (iii) 794,390 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase the Company’s Common Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event, except as may be provided by the terms of the Incentive Plans.
     2.3 Subsidiaries. The Company is the sole legal and beneficial owner of the entire issued share capital of each of the Subsidiaries. Other than the Subsidiaries, the Company does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
     2.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Notes, the Investors’ Rights Agreement, and that certain Amended and Restated First Offer and Co-Sale Agreement in the form attached hereto as Exhibit C (the “First Offer and Co-Sale Agreement”) (together with the Investors’ Rights Agreement, the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities being sold hereunder has been taken or will be taken prior to or at the Closing, and this Agreement, the Notes, and the Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c)

to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
     2.5 Valid Issuance of Notes and Common Stock. The Securities being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and Nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Notes, will be duly and validly issued, fully paid, and Nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws.
     2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution, delivery and performance by the Company of this Agreement, the Notes and the Ancillary Agreements or the offer, issuance and sale of the Securities, or the consummation of the transactions contemplated by this Agreement and the Notes, except (a) such filings as have been made prior to the date hereof, and (b) such other post-closing filings as may be required, each of which will be filed with the proper authority by the Company in a timely manner.
     2.7 Offering. Subject in part to the truth and accuracy of Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement, and the issuance of the Conversion Shares in accordance with the terms of the Notes, are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws. Neither the Company, nor any authorized agent acting on behalf of the Company, will take any action hereafter that would cause the loss of such exemptions.
     2.8 Compliance with Law. The Company is (and has been at all times during the past five (5) years) in compliance with all applicable statutes, laws and regulations. The Company has not been charged with and, to Company’s knowledge, is not now under investigation with respect to, a violation of any applicable statutes, laws and regulations.
     2.9 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against any of the Company Parties that questions the validity of this Agreement, the Notes or any Ancillary Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might have, either individually or in the aggregate, a Material Adverse Effect, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the employees of any of the Company Parties, their use in connection with each of the Company Parties’ business of any information or techniques allegedly proprietary to any of their respective former employers, or their obligations under any agreements with prior employers. None of the Company Parties is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as set forth on the Schedule of Exceptions, there is no action, suit or proceeding by any of the Company Parties currently pending or that any of the Company Parties intends to initiate.
     2.10 Patents and Trademarks. To the best of the Company’s knowledge, each of the Company Parties has sufficient title and ownership, or sufficient rights to the use, of all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without, to the Company’s knowledge, any conflict with, or violation or infringement of the rights of others, including, without limitation, any of the Company Parties’ present or former employees or the former or other employers of all such persons. The Schedule of Exceptions contains a complete list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names of each of the Company Parties. Except as set forth on the Schedule of Exceptions, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 2.10, nor are any of the Company Parties bound by or a party to any options, licenses, agreements or warranties of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of any product, service or intellectual property offering of the Company. Except as set forth on the Schedule of Exceptions, none of the Company Parties has received any communications in writing alleging that a Company Party has violated, or by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, and the Company is not aware of any potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. The Company is not aware that any of its or either of the Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the Company’s and the Subsidiaries’ business as now conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. The

Company is not subject to any “open source” or “copyleft” obligations, or otherwise required (now or in the future) to make any public disclosure or general availability of source code either used or developed by, the Company.
     2.11 Compliance with Other Instruments; No Conflicts. None of the Company Parties is in violation of any provision of its respective articles of incorporation or bylaws or comparable governing documents, or in any material respect in violation or default of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal, state or local statute, rule or regulation applicable to any of the Company Parties. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of any of the Company Parties or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to any of the Company Parties, their business or operations or any of their assets or properties.
     2.12 Certain Contracts and Arrangements. Except as set forth in this Agreement, the Ancillary Agreements or as set forth in the Schedule of Exceptions, none of the Company Parties is a party or subject to or bound by:
     (a) any contract, agreement or understanding entered into in the ordinary course of business involving a potential commitment, obligation or payment by or to such Company Party in excess of $200,000;
     (b) any (i) contract, agreement or understanding (other than contracts, agreements or understandings entered into in the ordinary course of business) or (ii) instrument, judgment, order, writ or decree; in each case involving a potential commitment, obligation or payment by or to such Company Party in excess of $100,000;
     (c) any material license of any patent, copyright, trade secret or other proprietary right to or from such Company Party (other than the license to such Company Party of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of any product, service or intellectual property offering of any of the Company Parties);
     (d) provisions materially restricting the development, manufacture or distribution of such Company Parties’ products or services;
     (e) indemnification by such Company Party with respect to infringements of proprietary rights;
     (f) any indenture, mortgage, promissory note, loan agreement, or guaranty;

     (g) any employment contracts, noncompetition agreements, severance agreements or other agreements with present or former officers, directors, employees or shareholders of such Company Party or persons related to or affiliated with such persons;
     (h) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of such Company Party;
     (i) any benefit plan relating to the employees of such Company Party, including pension, profit sharing, other deferred compensation plan or arrangement, bonus, retirement, health insurance, severance or stock option plans;
     (j) any joint venture or partnership agreement;
     (k) any manufacturer, development or supply agreement involving a potential commitment, obligation or payment by or to such Company Party in excess of $100,000; or
     (l) any acquisition, merger or similar agreement.
     All contracts, agreements, leases and instruments set forth on the Schedule of Exceptions are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties, and are enforceable in accordance with their respective terms.
     2.13 Related-Party Transactions. No employee, officer, director or shareholder of any of the Company Parties owning two percent (2%) or more of the total outstanding equity of any of the Company Parties (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to any of the Company Parties, nor is any of the Company Parties indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (a) for payment of salary for services previously rendered in the ordinary course of business, (b) as reimbursement for reasonable expenses incurred on behalf of such Company Party in the ordinary course of business, (c) for other standard employee benefits made generally available to all employees (not including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company), or (d) such other employee benefits as may be provided for in any written employment agreement or other written instrument. To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which any of the Company Parties is affiliated or with which any of the Company Parties has a business relationship, or any firm or corporation that competes with any of the Company Parties, except that employees, officers, directors or shareholders of each of the Company Parties and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company Parties. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with any of the Company Parties. The terms of any transaction with a Related Party (including, without limitation, transactions between the Company and each of the Subsidiaries) are on arms’ length for any purpose, as reasonably determined based on professional advice, and have been approved by the Company or the Subsidiary, as the case may be, in accordance with applicable laws, rules and regulations. No terms of such transactions would reasonably be expected to result in a Material Adverse Effect.
     2.14 Permits. Each of the Company Parties has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now conducted and as proposed to be conducted, the lack of which could have a Material Adverse Effect. None of the Company Parties is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
     2.15 Safety Laws. None of the Company Parties is in violation of any applicable statute, law or regulation relating to the occupational health and safety, which violation would have a Material Adverse Effect and no material expenditures are or, to the Company’s knowledge, will be required in order to comply with any such existing statute, law or regulation.
     2.16 Environmental Matters.
     (a) The Company Parties have complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to best of the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any federal, state or local court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each a “Governmental Entity”) that would be reasonably expected to have a Material Adverse Effect, and no expenditures that would be reasonably expected to have a Material Adverse Effect are, or to the Company’s knowledge will be, required to comply with any existing statute, law or regulation relating to any Environmental Law involving the Company Parties. For purposes of this Agreement, “Environmental Law” shall mean any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and

(viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).
     (b) There are no past or present Environmental Claims, actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as defined below), that would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, (i) “Materials of Environmental Concern” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon; and (ii) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties arising from or relating to (A) the presence, or release into the environment, of any Materials of Environmental Concern, now or in the past, (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (C) the liability of any Company Party for any violation, or alleged violation, of any Environmental Law by any person or entity (whether contractual, by operation of law or otherwise).
     (c) Except in accordance with applicable Environmental Law, and so as not to give rise to an Environmental Claim that would reasonably be expected to have a Material Adverse Effect, (i) Materials of Environmental Concern have not been generated, used, treated or stored on, transported to or from, or released on, at or from, any past or present facilities, properties or operations of any of the Company Parties and (ii) Materials of Environmental Concern have not been disposed of on any past or present facilities, properties or operations of any of the Company Parties.
     (d) Except as set forth in the Schedule of Exceptions, none of the Company Parties is a party to or bound by any court order, administrative order, consent order or other agreement between any such Company Party and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.
     (e) Set forth in the Schedule of Exceptions is a list of all documents known to the Company (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company Parties (whether conducted by or on behalf of such Company Parties or a third party, and whether done at the initiative of such Company Parties or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which any of the Company Parties has possession of or access to. A complete and accurate copy of each such document has been provided to or made available to the Purchasers.
     2.17 Manufacturing, Marketing and Development Rights. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
     2.18 Registration Rights. Except as provided in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.
     2.19 Corporate Documents. The Articles of Incorporation and bylaws of the Company are in the form previously provided to counsel for each Investor.
     2.20 Title to Property and Assets. Each of the Company Parties owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair such Company Parties’ ownership or use of such property or assets. With respect to the property and assets it leases, each of the Company Parties is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.
     2.21 Financial Statements. The Company has delivered to each Investor (a) its audited consolidated financial statements (balance sheet and income and cash flow statements, including notes thereto) at March 31, 2007 and 2006 and for the fiscal years then ended, and (b) interim, unaudited financial statements as of May 31, 2007 (the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Company and the Subsidiaries on a consolidated basis as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2007 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, and which, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company maintains a standard system of accounting established and administered in accordance with GAAP.
     2.22 Changes. Since March 31, 2007, there has not been:

     (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had a Material Adverse Effect;
     (b) any damage, destruction or loss, whether or not covered by insurance, of any material asset of the Company Parties;
     (c) any waiver by any of the Company Parties of a valuable right or of a material debt owed to it;
     (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any of the Company Parties, except in the ordinary course of business and that has not had a Material Adverse Effect;
     (e) any material change or amendment to a material contract;
     (f) any material change in any compensation arrangement or agreement with any employee, officer or director;
     (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
     (h) any resignation or termination of employment of any key officer of the Company; and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee of the Company;
     (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;
     (j) any mortgage, pledge, transfer of a security interest in, or lien, created by any of the Company Parties, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company Parties’ ownership or use of such property or assets;
     (k) any loans or guarantees made by any of the Company Parties to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
     (l) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company, except to the extent specifically contemplated by this Agreement;

     (m) to the Company’s knowledge, any other event or condition of any character that would be reasonably likely to have a Material Adverse Effect; or
     (n) any agreement or commitment by any of the Company Parties to do any of the things described in this Section 2.22.
     2.23 Employee Benefit Plans. None of the Company Parties has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.
     2.24 Tax. None of the Company Parties is currently liable for any tax (whether income tax, capital gains tax, or otherwise), and any taxes which were due in the past (if at all) have been timely paid by the Company. Each of the Company Parties has accurately prepared and timely effected and filed all necessary filings (including income and payroll tax returns and filings that it is required to file) and reports (the “Tax Reports”) with the appropriate tax authorities and has paid or made adequate provision for the payment of all amounts due pursuant to the Tax Reports as well as other taxes, assessments and governmental charges which have become due or payable. The Tax Reports are true and complete in all material respects and accurately reflect all liability for taxes for the periods covered thereby. None of the Company Parties’ tax returns have been audited by any taxing authority and none of the Company Parties has been advised that any of such Tax Reports have been or are being so audited. Each of the Company Parties has withheld or collected for each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom and has timely paid the same to the proper tax receiving officers or authorized depositories. None of the Company Parties has notice that any tax return or report is under examination by any governmental entity.
     2.25 Insurance. Each of the Company Parties has adequate insurance, with financially sound and reputable insurers, with respect to its properties, business and operations that are of a character customarily insured by entities engaged in the same or a similar business similarly situated, against loss or damage of the kinds customarily insured against by such entities, which insurance is of such types as are customarily carried under similar circumstances by such other entities.
     2.26 Minute Books. The minute books of each of the Company Parties provided to the Investors contain a complete summary of all meetings of directors and shareholders since January 1, 2005 and reflect all transactions referred to in such minutes accurately in all material respects.
     2.27 Labor Agreements and Actions. None of the Company Parties is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of any of the Company Parties. There is no strike or other labor dispute involving any of the Company Parties pending, or to the Company’s knowledge, threatened, that could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving the employees of any of the Company Parties. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with any of the Company Parties, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of each of the Company Parties is terminable at the will of such Company Party. To the Company’s knowledge, each of the Company Parties has complied in all material respects with all applicable federal, state and provincial equal employment opportunity and other laws related to employment. None of the Company Parties is subject to, and none of their employees benefit from, any collective bargaining agreement by way of any applicable employment laws and regulations and extension orders. All employees of the Company whose employment responsibility requires access to confidential or proprietary information of the Company have executed and delivered Propriety Information and Intellectual Property Agreements in the form of Exhibit D (“Proprietary Information Agreements”) and all of such agreements are in full force and effect. None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation any organizational drive) or, to the best of the Company’s knowledge, threatened.
     2.28 Significant Customers and Suppliers. Section 2.28 of the Schedule of Exceptions sets forth a list of (a) each customer that accounted for more than one percent (1%) of the consolidated revenues of the Company during the last full fiscal year or the interim period through May 31, 2007 and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company or a Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
     2.29 Inventory. All inventory of the Company and the Subsidiaries, whether or not reflected on the Financial Statements, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Financial Statements. All inventories not written-off have been priced at cost on a first-in, first out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.
     2.30 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Financial Statements are valid receivables subject to no setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Financial Statements. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since March 31, 2007 are valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Financial Statements.
     2.31 Product Warranty. No product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.31 of the Schedule of Exceptions and (b) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.31 of the Schedule of Exceptions sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.
     2.32 Indebtedness. The Company has no Indebtedness other than the Notes and Senior Indebtedness. The Company has provided to the Investors true and complete copies of all documents related to any indebtedness of the Company.
     2.33 Margin Regulations. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).
     2.34 Investment Company. The Company is not subject to regulation under the Investment Company Act of 1940, as amended.
     2.35 Disclosure. The Company has provided each Investor with all information that such Investor has requested for deciding whether to purchase the Note. This Agreement, including all Exhibits and Schedules hereto, and together with the written plans, projections, and estimates provided to the Investors in connection with the transactions contemplated by this Agreement (the “Additional Materials”), when read together, do not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. The Company knows of no information or fact which has or would have a Material Adverse Effect, which has not been disclosed in the Schedule of Exceptions. Each projection furnished in the Additional Materials was prepared in good faith based on reasonable assumptions and reflects the Company’s best estimate of future results based on information available as of the date of such Additional Materials.

     3. Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants that:
     3.1 Authorization. Such Investor has requisite corporate or partnership power and authority to enter into this Agreement and the Ancillary Agreements, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal, state or provincial securities laws.
     3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Securities will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.
     3.3 Disclosure of Information. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.
     3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Securities.
     3.5 Accredited Investor. The Investor is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect and understands the meaning of that term.
     3.6 Restricted Securities. Each Investor understands that the Securities have not been, and shall not be (except to the extent provided in the Investors’ Rights Agreement), registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. Each Investor understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Investor acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors’ Rights Agreement. Each Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation (except to the extent provided in the Investors’ Rights Agreement) and may not be able to satisfy.
     3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities to any person or entity other than to an affiliate of such Investor unless and until:
     (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or
     (b) Such Investor shall have (i) notified the Company of the proposed disposition and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.
     (c) Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion shall be necessary for a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse in each case so long as the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder or to any other entity which controls, is controlled by or is under common control with such Investor.
     3.8 Legends. It is understood that the certificates evidencing the Securities may bear one (1) or more of the following legends:
     (a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated except pursuant to an effective registration statement in effect with respect to the securities under the Act or unless sold pursuant to Rule 144 of such Act or pursuant to any other exemption under such Act.”
     (b) Any legend set forth in the Ancillary Agreements.
     (c) Any legend required by the Blue Sky laws of any state or the securities laws of any province to the extent such laws are applicable to the Securities represented by the certificate so legended.
     3.9 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.
     4. Conditions of Investors’ Obligations at Closing.
     4.1 Closing Conditions. The obligations of each Investor under Sections 1.1(b) and 1.2 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions. The waiver of any condition hereunder shall be effective only if given in writing by the Investors purchasing a majority of the Notes:
     (a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as if made on and as of such date (except where otherwise specifically provided in such representations).
     (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
     (c) Compliance Certificate. The President of the Company shall deliver to Investor at the Closing a certificate stating that the conditions specified in this Section 4.1 have been fulfilled.
     (d) Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities being issued and sold at the Closing pursuant to this Agreement shall be duly obtained and effective as of the Closing.
     (e) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

     (f) Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Securities, including without limitation any consent that may be required by any of the Company’s lenders in connection with the payment of interest as required by the Notes.
     (g) Secretary’s Certificate. The Secretary of the Company shall deliver to each Investor at the Closing a certificate stating that the copies of the Articles of Incorporation, bylaws and Board of Director resolutions relating to the sale of the Securities attached thereto are true and complete copies of such documents and resolutions.
     (h) Certificates and Documents. The Company shall have delivered to the Investors:
     (i) The Articles of Incorporation;
     (ii) Consent of the Company’s lenders to the sale of the Notes and the payments of interest provided thereunder; and
     (iii) A certificate, as of the most recent practicable date, as to the active corporate status of the Company Parties issued by the Department of Financial Institutions of the State of Wisconsin.
     (i) Proprietary Information Agreements. Each of the officers and employees of the Company listed on Schedule 2 hereto shall have entered into a Proprietary Information Agreement substantially in the form attached hereto as Exhibit D.
     (j) Opinion of Company Counsel. Investor shall have received from Foley & Lardner LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit E.
     (k) Investors’ Rights Agreement. The Company and each other party thereto shall have entered into the Investors’ Rights Agreement.
     (l) First Offer and Co-Sale Agreement. The Company and each other party thereto shall each have entered into the First Offer and Co-Sale Agreement.
     (m) Waiver of Preemptive Rights. The Company shall have delivered to the Investors a written waiver from each of the shareholders of the Company, if any, who has preemptive rights, by which such shareholder confirms that such shareholder waives any rights of preemption, over allotment or participation with respect to the issuance of the Securities.

     5. Conditions of the Company’s Obligations at the Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:
     5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing.
     5.2 Payment of Purchase Price. The Investors shall have delivered the Purchase Price pursuant to Section 1.2 hereof.
     5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.
     5.4 Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Securities.
     5.5 Investors’ Rights Agreement. The Investors shall have entered into the Investors’ Rights Agreement.
     5.6 First Offer and Co-Sale Agreement. The Investors and each other party thereto (other than the Company) shall each have entered into the First Offer and Co-Sale Agreement.
     5.7 Waiver of Series C Investors. Clean Technology Fund II, LP (“ECP”), Capvest Venture Fund, LP, and Technology Transformation Fund II, LP (the “Series C Investors”) shall have delivered to the Company a consent and waiver, in a form reasonably satisfactory to the parties, by which the Series C Investors waive any rights arising under the Articles of Incorporation or any other agreement or instrument to which the Company and the Series C Investors are parties to object to or assert any rights with respect to the transactions contemplated by this Agreement.
     5.8 Lock-up Agreements. Investors shall have delivered to the Company duly executed Lock-up Agreements in the form attached as Exhibit F .
     6. Miscellaneous.
     6.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.
     6.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities).

Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing by holders of a majority of the Notes purchased pursuant to this Agreement, with the exception of assignments and transfers by an Investor to any other entity or individual who controls, is controlled by or is under common control with such Investor or any entity that is managed by the same joint management company as such Investor or any entity that is the general partner or limited partner of such Investor.
     6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.
     6.4 Exclusive Jurisdiction. Each of the parties hereto (a) consents to submit itself exclusively to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement, the Note, the Amended and Restated Investment Rights Agreement and/or the Amended and Restated First Offer and Co-Sale Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than the United States District Court for the Southern District of New York.
     6.5 Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     6.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6.7).
     6.8 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
     6.9 Indemnification. The Company agrees (a) to indemnify and hold harmless the Investors, their affiliates and their respective directors, officers, employees, agents and controlling persons (each, an “Indemnified Person”), from and against any losses, claims, demands, damages or liabilities of any kind (other than losses which arise solely out of market risk) (collectively, “Liabilities”) arising out of or related to this Agreement or the Ancillary Agreements, and/or the investment in the Company, and (b) to reimburse each Indemnified Person for all reasonable expenses (including, but not limited to, reasonable fees and disbursements of counsel) incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such activities, services, transactions or role, whether or not in connection with pending or threatened litigation to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided, that the foregoing indemnification shall not, as to any Indemnified Person, apply to any such Liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct.
     6.10 Expenses. Each party shall pay its own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement; provided, that the Company shall, at the Closing, (a) reimburse the reasonable and actual out-of-pocket legal, technical and other professional fees and expenses incurred by GE Capital Equity Investments, Inc. (“GE”) in connection with the transactions contemplated hereby, up to a total amount of $40,000, and (b) reimburse the reasonable and actual out-of-pocket legal, technical, and other professional fees and expenses incurred by ECP in connection with the transactions contemplated hereby, up to a total amount of $15,000.
     6.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors purchasing or holding at least a majority of the total indebtedness represented by the Notes to be purchased or purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. Notwithstanding the foregoing, no investment amount initially set forth on Schedule A may be changed without the consent of such Investor.
     6.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     6.13 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.
     6.14 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.
     6.15 Public Announcements. Except for statements made or press releases (a) required to be issued pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, (b) required to be issued pursuant to any listing agreement with or the rules and regulations of any national securities exchange or automated quotation system on which the Company’s capital stock is listed or quoted, or (c) otherwise required by law, no party shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties. If the Company is required to make any disclosure under applicable law that refers to GE or any of its affiliates, the Company will provide prior written notice of such disclosure (together with the proposed text of such disclosure) to GE, and the disclosure made by the Company will reflect any comments provided to the Company by GE.
     6.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be binding as original.

{Remainder of Page Intentionally Blank — Signature Pages Immediately Follow}

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY

ORION ENERGY SYSTEMS, INC.

By:	/s/ Neal R. Verfuerth Name: Neal R. Verfuerth
Title: President

Address: Neal R. Verfuerth, President Orion Energy Systems, Inc. 1204 Pilgrim Road Plymouth, WI 53073

With copies to:

General Counsel Orion Energy Systems, Inc. 1204 Pilgrim Road Plymouth, WI 53073; and

Foley & Lardner LLP 150 East Gilman Street Madison, WI 53703 Attention: Carl R. Kugler
Signature Page to Note Purchase
Agreement for Orion Energy Systems, Inc.

INVESTOR:

CLEAN TECHNOLOGY FUND II, LP

By:	Expansion Capital Partners II, LP, its General Partner

By:	Expansion Capital Partners II General Partner, LLC, its General Partner

By:	/s/ Bernardo H. Llovera

Name: Bernardo H. Llovera
Title: Managing Member

	Address:	Expansion Capital Partners
90 Park Avenue, Suite 1700 New York, NY 10016

With copies to:

Covington & Burling LLP 1201 Pennsylvania Avenue NW Washington, DC 20004 Fax: (202) 662-6291 Attention: Paul V. Rogers
Signature Page to Note Purchase
Agreement for Orion Energy Systems, Inc.

INVESTOR:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Michael Donnelly Name: Michael Donnelly
Title: Senior Vice President

Address: 201 Merritt 7 P.O. Box 5201 Norwalk, CT 06851 Fax:____________

With copies to:

King & Spalding LLP 1180 Peachtree Street Atlanta, GA 30309 Fax: (404) 572-5133 Attention: William G. Roche
Signature Page to Note Purchase
Agreement for Orion Energy Systems, Inc.

INVESTOR:

CAPVEST VENTURE FUND, LP

By:	/s/

By:
Name:
Title:

Address:

With copies to:

Signature Page to Note Purchase
Agreement for Orion Energy Systems, Inc.

INVESTOR:

TECHNOLOGY TRANSFORMATION VENTURE FUND, LP

By:	/s/

By:
Name:
Title:

Address:

With copies to:

Signature Page to Note Purchase
Agreement for Orion Energy Systems, Inc.

SCHEDULE 1
INVESTORS

Investor	Note Amount
GE Capital Equity Investments, Inc.	$8,000,000
Clean Technology Fund II, L.P.	$2,500,000
CapVest Venture Fund, LP	$50,000
Technology Transformation Venture Fund, LP	$50,000

Total	$10,600,000

1-1

SCHEDULE 2
KEY EMPLOYEES
Neal Verfuerth
Mike Potts
Dan Waibel
Pat Verfuerth
John Scribante
Danny Czaja
Eric von Estorff

2-1

EXHIBIT A
FORM OF CONVERTIBLE NOTE
[See attached]

A-1

EXHIBIT B
FORM OF AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
[See attached]

B-1

EXHIBIT C
FORM OF AMENDED AND RESTATED OFFER AND CO-SALE AGREEMENT
[See attached]

C-1

EXHIBIT D
FORM OF PROPRIETARY INFORMATION AGREEMENT
[See attached]

D-1

EXHIBIT E
OPINION OF FOLEY & LARDNER LLP
[See attached]

E-1

EXHIBIT F
FORM OF LOCK-UP AGREEMENT
[See attached]

F-1